Results of November 11, 2004 and January 10, 2005 shareholder meetings
(Unaudited)

A special meeting of shareholders of the trust and of the fund was held on November 11, 2004. At that meeting, consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004 meeting

At the meeting, each of the nominees for Trustees was elected with all funds of the trust voting together as a single class, as follows:

	                               Votes	   Votes
	                               for	withheld
Jameson A. Baxter		351,082,065	15,622,118
Charles B. Curtis		 351,042,753  	15,661,430
Myra R. Drucker		    	351,151,144   	15,553,039
Charles E. Haldeman, Jr.	350,979,606   	15,724,577
John A. Hill		    	351,040,950	15,663,233
Ronald J. Jackson		 351,254,461   	15,449,722
Paul L. Joskow		    	351,030,830   	15,673,353
Elizabeth T. Kennan		350,906,062	15,798,121
John H. Mullin, III		350,923,813   	15,780,370
Robert E. Patterson		351,083,286	15,620,897
George Putnam, III		 350,862,830   	15,841,353
A.J.C. Smith *		    	350,695,153   	16,009,030
W. Thomas Stephens		  351,105,688   15,598,495
Richard B. Worley		  351,249,835   15,454,348


January 10, 2005 meeting
A proposal to amend the trusts Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated with all funds of the trust voting together as a single class, as follows:

	Votes			Votes
	for		        against			Abstentions
	257,778,273	        18,341,560		97,931,582

A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was defeated as follows:

	Votes			Votes
	for			against			Abstentions
	38,211,120		4,037,356		20,871,054


A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was defeated as follows:

	Votes			Votes
	for			against			Abstentions
	38,728,570	   3,524,864			20,866,096

A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was defeated as follows:

	Votes			Votes
	for			against			Abstentions
	40,314,448	   2,075,369			20,729,713

A proposal to amend the funds fundamental investment restriction with respect to senior securities to clarify that permitted securities loans are not prohibited was defeated as follows:

	Votes			Votes
	for			against			Abstentions
	39,199,738		2,835,880		21,083,912

*Mr. Smith resigned from the Board of Trustees on January 14,
2005.

All tabulations are rounded to nearest whole number.